Date:	January 25, 2010
Media Contact:	William H. Galligan	Phone:	816/983-1551

bgalligan@kcsouthern.com

KCS Announces Revised Conference Call Time for Fourth Quarter Earnings Release

Kansas City, MO, January 25, 2010. Kansas City Southern (KCS) (NYSE:KSU) is revising the time for its fourth quarter 2009 conference call to 8:45 a.m. eastern on Thursday January 28, 2010 from the previously announced time on the same date. Financial results for fourth quarter and full year 2009 will be released before the opening of trading on the New York Stock Exchange on Thursday January 28, 2010.

Shareholders and other interested parties are invited to participate via live webcast or telephone. To participate in the live webcast and to view accompanying presentation materials, please log into the KCS website at www.kcsouthern.com immediately prior to the presentation. To join the teleconference, please call (877) 407-0782 (U.S. and Canada), or (201) 689-8567 (International).

A replay of the presentation will be available by calling (877) 660-6853 (U.S. and Canada) or (201) 612-7415 (International) and entering account 286 and conference ID 340467. The replay will be available through February 11, 2010. The webcast will also remain available at www.kcsouthern.com for two weeks following the earnings release.

Headquartered in Kansas City, MO, Kansas City Southern is a transportation holding company that has railroad investments in the U.S., Mexico and Panama.  Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S.  Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal.  Kansas City Southern’s North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

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